Exhibit 99.01

For Release on July 8, 2003

4:00 AM Pacific Daylight Time

Contact:	Laurie Alire
650.424.5225
laurie.alire@varianinc.com

VARIAN, INC. REPORTS PRELIMINARY THIRD QUARTER RESULTS

PALO ALTO, Calif.—Varian, Inc. (Nasdaq: VARI) today reported that, based on preliminary financial data, it expects sales for the third quarter (ended June 27, 2003) to be approximately $208 to $210 million. Based on preliminary financial data, the company expects diluted earnings per share for the third quarter of fiscal year 2003 to be in the range of $0.29 to $0.31, on a GAAP basis, which would be less than the company anticipated in its previous guidance.

The profit shortfall relates to the Scientific Instruments and Vacuum Technologies segments and was caused primarily by the rapid weakening of the U.S. dollar and several unusual items. The weakened dollar impacted operating costs for Varian, Inc.’s operations outside of the U.S. and the cost of foreign-sourced components. These higher costs were not offset by foreign exchange benefits to revenues.

“Typically, the company has been able to adjust its business to balance the impact of currency fluctuations,” said Allen J. Lauer, Chairman and Chief Executive Officer. “However, the changes during the quarter were so rapid that the necessary adjustments could not be made quickly enough to avoid an impact on third quarter results. These rapid currency fluctuations converged in the quarter with a number of unusual items, making it the most challenging we have experienced,” said Lauer.

The company’s preliminary results for the third quarter of fiscal 2003 were affected by these unusual items:

—    Foreign exchange losses on balance sheet items denominated in other-than-local currencies. While the company hedges most of its balance sheet exposure, the rapid currency fluctuations in the third quarter resulted in a loss of approximately $900,000.

—    Delayed shipments as a result of union-mandated work stoppages in late June against many companies in the state of Victoria, Australia, including Varian, Inc., which manufactures its optical spectroscopy products there. These actions were part of a statewide, multi-union contract negotiation involving about 700 companies. Approximately $1.0 million to $1.5 million in revenues were delayed as a result. A tentative, three-year labor agreement was reached on June 27, 2003. The last time the company experienced a work stoppage as a result of labor negotiations was in 1997.

—    Start-up costs of approximately $500,000 associated with the acquisition of certain electronics manufacturing assets of Comtel Electronics, Inc. in the third quarter of fiscal year 2003. The costs were associated with quickly moving the related Comtel customers into Varian’s manufacturing facilities.

—    Restructuring activities undertaken by the company in the Scientific Instruments and Vacuum Technologies segments late in the quarter. In addition to helping to neutralize the effects of the recent currency fluctuations, the restructuring is expected to improve efficiency and more closely align employee skill sets to the company’s evolving product mix. Approximately $1.1 million in restructuring costs were incurred in the third quarter. Further restructuring costs are anticipated in the fourth quarter of fiscal year 2003.

“Fortunately, a number of these unusual items have already been resolved,” said Lauer. “We are particularly encouraged that the Australian labor negotiations appear to be completed and the start-up costs for the newly acquired electronics manufacturing customers are largely behind us. In addition, stronger demand from our electronics manufacturing customers in June suggests some early signs of an economic recovery.

“We continue to be pleased with the company’s ability to generate cash. Based on preliminary financial data, cash at the end of the third quarter was about $110 million compared to $92 million at the end of the second quarter.”

Varian, Inc. will be officially announcing its third quarter results on Wednesday, July 23, 2003 and will be providing further guidance at that time.

Varian, Inc. will be holding a conference call for investors and securities analysts today, July 8, 2003, at 7:00 am Pacific time. Interested investors are invited to listen to the call by going to www.varianinc.com and clicking the Investors button at the top of the page.

Varian, Inc. (Nasdaq:VARI) is a major supplier of scientific instruments, vacuum technologies, and specialized contract electronics manufacturing services. These businesses serve life science and industrial customers worldwide. The company manufactures in 15 locations in North America, Europe, and the Pacific Rim and employs some 4,300 people. Varian, Inc. had fiscal year 2002 sales of $749 million. Additional information about Varian, Inc. is available at www.varianinc.com.

This press release contains forward-looking statements, including anticipated financial results for the third quarter, which are subject to risks and uncertainties that could cause the company’s actual results to differ materially from management’s current expectations. Those risks and uncertainties include, without limitation: actual financial results for the company’s third fiscal quarter not being materially different from the preliminary results reported above; continued growth in Scientific Instruments sales and the impact on these sales of the timing of shipments and the recognition of revenues on NMR systems; renewed demand for vacuum products; demand and acceptance for the company’s products; competitive products and pricing; economic conditions in the company’s product and geographic markets; foreign currency fluctuations that could adversely impact revenue growth and earnings; sustained or improved market investment in capital equipment; and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission.